Exhibit 99.1

United Fire Reports First Quarter 2012 Results

•	Net income of $0.75 per diluted share for the first quarter of 2012, compared with net income per diluted share of $0.22 for the first quarter of 2011.

•	Operating income(1) of $0.68 per share for the first quarter of 2012, compared with operating income of $0.16 per share for the first quarter of 2011.

•	Book value per share at $28.20, up $0.91 per share or 3.3 percent from December 31, 2011.

CEDAR RAPIDS, IOWA - May 7, 2012 - United Fire Group, Inc. (NASDAQ: UFCS) today reports our financial results for the first quarter of 2012.

Financial Highlights	Three Months Ended March 31,
(In Thousands Except Shares and Per Share Data)	2012	2011(2)	Change %
Revenue Highlights
Net premiums earned	$161,503	$114,204	41.4%
Net investment income	29,146	27,063	7.7
Total revenues	193,699	144,076	34.4
Income Statement Data
Operating income (1)	$17,368	$4,086	NM(3)
After-tax realized investment gains	1,816	1,724	5.3
Net income	$19,184	$5,810	230.2%
Diluted Earnings Per Share Data
Operating income (1)	$0.68	$0.16	NM(3)
After-tax realized investment gains	0.07	0.06	16.7
Net income	$0.75	$0.22	240.9%
Catastrophe Data
Pre-tax catastrophe losses (1)	$14,098	$16,230	(13.1)%
Effect on after-tax earnings per share	0.36	0.40	(10.0)
Effect on combined ratio	9.6%	15.9%	(39.6)%

Combined ratio	93.8%	106.5%	11.9%
Return on equity	10.8%	3.2%	237.5%
Cash dividends declared per share	$0.15	$0.15	—
Diluted weighted average shares outstanding	25,572,541	26,252,408	(2.6)%
(2) The information presented for 2011 includes Mercer Insurance Group's results after the March 28, 2011 acquisition date.
(3) Not meaningful

(1) The Measurement of Results section of this release defines and reconciles data not prepared in accordance with U.S. GAAP.

BUILDING ON SOLID GROWTH
“United Fire Group is pleased to report that we have built on the growth experienced in the fourth quarter of 2011 and have continued to see improvement in the first quarter of 2012," said President and CEO Randy Ramlo. “Throughout 2011, United Fire Group focused on leveraging our disciplined underwriting culture, local market knowledge and strong agent relationships to grow, and we are seeing the results of that effort.

"Net premiums earned are up 41.4 percent compared to the first quarter of 2011. The majority of that increase is due to the acquisition of Mercer Insurance Group on March 28, 2011. Excluding the Mercer Insurance Group business, our organic growth rate would have been a solid 9.9 percent. We are extremely encouraged by the combination of consistent, across-the-board mid-single digit renewal rate increases and strong retention rates of approximately 82 percent.

“The integration of Mercer Insurance Group continues to progress steadily, as we begin the conversion of the West Coast business to United Fire Group's systems in the second quarter. Value of business acquired, or VOBA, amortization related to the acquisition totaled $1.7 million and was completely expensed in first quarter. We repaid $8.0 million in trust preferred securities in the first quarter, reducing our debt to equity ratio to 7.3 percent as of March 31, 2012. On April 2, 2012, the final $7.5 million of trust preferred securities was repaid, leaving a revolving credit line of $45 million as our only remaining debt.

“Our life subsidiary's focus on traditional life products continues to be positive, using automated processes to make it easier for our agencies to do business with us.

CHALLENGES REMAIN
“Challenges still remain, however. The economy is still creating financial concerns for a good number of our policyholders, but the number of out-of-business policy cancellations eased slightly this quarter. Interest rates continue to remain low, and Federal Reserve pronouncements indicate that this will continue into 2014.

“Catastrophe losses of $11.9 million, net of reinsurance, resulted from several powerful storms that spawned multiple tornadoes in the Midwest in the last week of February. With an average year's catastrophe losses totaling $35 million, these losses put the year a little ahead of pace. However, these significant Midwestern losses were offset by very solid operating results from other areas of the country, confirming one of our rationales for acquiring Mercer Insurance Group; it provides geographic spread of risk into areas not traditionally impacted by severe convective storms.

“We've continued to tighten our underwriting guidelines by taking steps to substantially reduce our earthquake exposure around the New Madrid Fault.  While our earthquake exposure has modeled very favorably, past lessons have taught us not to rely solely on the models.  Various other methods that we have used to evaluate our earthquake exposure including realistic disaster scenarios, damageability factors based on fault proximity and soil type as well as reinsurer input have indicated a level of earthquake exposure in the New Madrid zone not supported by current pricing and capital requirements.  Therefore, we are in the process of reducing our New Madrid Fault earthquake exposure by 50 percent.  We expect to achieve this goal by the end of 2012.

“Finally, we took advantage of the opportunity to deploy our capital in pursuit of new business in the first quarter instead of buying back more shares. We believe our stock, which is trading at around 60 percent of our book value, is still a great value and we will continue to assess this capital strategy throughout the year,” concluded Ramlo.

Property and Casualty Insurance Segment

For the three months ended March 31, 2012, premium revenues for our property and casualty insurance segment were generated from approximately 90 percent commercial lines business and 10 percent personal lines business. Our top five states for direct premiums written were Iowa, Texas, California, New Jersey and Missouri.

Property & Casualty Insurance Financial Results:	Three Months Ended March 31,
(In Thousands)	2012	2011(1)
Revenues
Net premiums written (2)	$164,633	$110,726
Net premiums earned	$146,756	$101,764
Investment income, net of investment expenses	10,638	8,737
Net realized investment gains	1,180	1,208
Other income	100	8
Total Revenues	$158,674	$111,717

Benefits, Losses and Expenses
Losses and loss settlement expenses	$87,310	$71,665
Amortization of deferred policy acquisition costs	32,413	24,030
Other underwriting expenses	17,868	12,726
Total Benefits, Losses and Expenses	$137,591	$108,421

Income before income taxes	$21,083	$3,296
Federal income tax expense (benefit)	4,447	(54)
Net income	$16,636	$3,350

GAAP combined ratio:
Net loss ratio	49.9%	58.2%
Catastrophes - effect on net loss ratio	9.6	12.2
Net loss ratio	59.5%	70.4%
Expense ratio	34.3	36.1
Combined ratio	93.8%	106.5%

Statutory combined ratio: (2)
Net loss ratio	50.7%	58.2%
Catastrophes - effect on net loss ratio	9.6	12.2
Net loss ratio	60.3%	70.4%
Expense ratio	30.9	33.9
Combined ratio	91.2%	104.3%
(1) The information presented for 2011 includes Mercer Insurance Group's results after the March 28, 2011 acquisition date.
(2) The Measurement of Results section of this release defines data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

•	Net premiums earned increased 44.2 percent in the first quarter of 2012, compared to the first quarter of 2011, due to:

◦
Acquisition of Mercer Insurance Group - Total net premiums earned increased $45.0 million for the quarter. The acquisition of Mercer Insurance Group contributed $34.9 million of the increase, with $30.0 million and $4.9 million, respectively, in commercial and personal lines.

◦
Organic growth - The additional increase in our net premiums earned is the result of a combination of rate increases across most lines, coupled with the internal growth initiatives we implemented at the beginning of 2011, such as appointing new agencies in geographic markets where United Fire Group was under-represented. Those new agencies produced nearly $5.0 million in new business, exceeding our $4.0 million goal.

•
Commercial lines pricing increased for the second consecutive quarter, with average increases in the low- to mid-single digits. Competitive market conditions continued to ease on renewals, but persisted on new business during the quarter.

•	Personal lines pricing remains steady, averaging mid-single digit pricing increases for both homeowners and personal auto rates.

•	Policy retention rates remained very strong for both commercial and personal lines, with approximately 82 percent of our policies renewing.

•	GAAP combined ratio decreased 12.7 percentage points for the three-month period ended March 31, 2012, compared with the same period of 2011. This is attributable to the following:

◦
Net loss ratio, a component of the combined ratio, decreased by 10.9 percentage points in the three-month period ended March 31, 2012, compared with the same period of 2011. The net loss ratio was affected by the growth in net premiums earned and reduced losses related to our workers' compensation line of business.

◦
Expense ratio, a component of the combined ratio, decreased 1.8 percentage points for the three-month period ended March 31, 2012 as compared to the same period of 2011. This ratio is higher than our historical expense ratio, which is attributable to:

•
Amortization of deferred policy acquisition costs increased 34.9 percent in the three-month period ended March 31, 2012, primarily due to our acquisition of Mercer Insurance Group and the impact of amortization of the value of business acquired ("VOBA") asset. As of March 31, 2012, the remaining $1.7 million VOBA asset was fully amortized.

•
Other underwriting expenses increased 40.4 percent in the three-month period ended March 31, 2012, compared with the same period of 2011 primarily due to our acquisition of Mercer Insurance Group. In addition, we incurred $7.9 million of nonrecurring transaction costs related to the acquisition in the first quarter of 2011. There were no such transaction costs in the first quarter of 2012.

•
Accounting rules related to deferred policy acquisition costs - Effective January 1, 2012, we adopted the change in accounting rules related to deferred policy acquisition costs on a prospective basis. As a result of the change, the amount of underwriting expenses eligible for deferral has decreased. After consideration of our normal recovery assessment, which we refer to as a premium deficiency charge, and the amortization pattern of our deferred policy acquisition costs, we recognized approximately $3.7 million of additional expense in the three month period ended March 31, 2012 than we would have recognized had the rules remained the same.

The impact of the new accounting rules on our results for the full year will be influenced by a number of factors including: the volume of premiums written; our assessment of successful acquisition efforts; the profitability of our lines of property and casualty business, which impacts the level of premium deficiency charge recorded; and the normal amortization pattern of these deferred policy acquisition costs, which is generally over one year. The greatest impact will be experienced in the most current quarter as the recorded deferred policy acquisitions costs would amortize to expense in succeeding quarters to offset a portion of the initial impact when assessed on an annual basis. Accordingly, the impact of the new accounting rules on our results reported for the first quarter of 2012 should not be considered to be representative of the impact for the full year.

Life Insurance Segment

United Life Insurance Company, our life insurance subsidiary, offers a variety of products, including single premium annuities, universal life products and traditional life products. For the three months ended March 31, 2012, according to statutory financial measures that include annuities as premium income, our top five states for business were Iowa, Minnesota, Illinois, Wisconsin and Nebraska.

Life Insurance Financial Results:	Three Months Ended March 31,
(In Thousands)	2012	2011
Revenues
Net premiums written (1)	$14,747	$12,433
Net premiums earned	$14,747	$12,440
Investment income, net of investment expenses	18,508	18,326
Net realized investment gains	1,614	1,445
Other income	156	148
Total Revenues	$35,025	$32,359

Benefits, Losses and Expenses
Losses and loss settlement expenses	$4,174	$4,517
Increase in liability for future policy benefits	10,138	8,182
Amortization of deferred policy acquisition costs	2,138	2,016
Other underwriting expenses	4,126	3,331
Interest on policyholders’ accounts	10,656	10,670
Total Benefits, Losses and Expenses	$31,232	$28,716

Income before income taxes	$3,793	$3,643
Federal income tax expense	1,245	1,183
Net income	$2,548	$2,460
(1) The Measurement of Results section of this release defines data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

•	Net income increased $0.1 million in the three-month period ended March 31, 2012 to $2.5 million from $2.4 million in the same period of 2011 as a result of the following factors:

◦
Net premiums earned increased 18.5 percent during the three-month period ended March 31, 2012, as compared to the same period last year. This was due to our focus on increasing sales of our single premium whole life product.

◦
Investment income increased $0.2 million in the three-month period ended March 31, 2012, compared to the same period of 2011. While the annualized net investment yield rate was 4.4 percent for the three-month period ended March 31, 2012, compared to 4.6 percent for the same period in 2011, we had approximately $99 million more of average invested assets in the first quarter of 2012 compared to a year ago. In early 2011 we began the process of increasing the duration of our investment portfolio in order to more closely match our liabilities, which have increased in conjunction with sales of our single premium whole life product. We are maintaining the quality of our investments while we achieve our duration goals.

◦
Increase in liability for future policy benefits increased 23.9 percent in the first quarter of 2012, compared to the same period of 2011, due to an increase in sales as mentioned above, and the demographics of our insureds.

◦	Other underwriting expenses increased $0.5 million in the first quarter of 2012, due to the change in accounting rules previously discussed.

•
Deferred annuity deposits increased 55.4 percent in the three-month period ended March 31, 2012, as compared with the same period of 2011. We attribute this to some consumers seeking products with guaranteed rates of return as interest rates remain low. While deferred annuity deposits are not recorded as a component of net premiums written or net premiums earned, they do generate investment income.

•
Net cash outflow related to our annuity business was $0.3 million in the three-month period ended March 31, 2012, compared to $6.2 million in the same period of 2011. We attribute this to the activity described above.

Consolidated Investment Results

Net investment income increased 7.7 percent in the three-month period ended March 31, 2012, as compared with the same period of 2011, due to the increase in invested assets related to the Mercer Insurance Group acquisition. Investment income also increased by $1.1 million for investments that require changes in market value to be recognized as income.

Net realized investment gains were $2.8 million and $2.7 million in the three-month periods ended March 31, 2012 and 2011, respectively. There were no other-than-temporary impairment charges in the three-month periods ended March 31, 2012 and 2011.

Net unrealized investment gains totaled $131.4 million as of March 31, 2012, an increase of $7.0 million, net of tax, or 5.7 percent, since December 31, 2011. An increase in the value of our equity portfolio more than offset a decline in the value of our fixed maturity portfolio.

Stockholders' Equity

As of March 31, 2012, the book value per share of our common stock was $28.20 compared to $27.29 at December 31, 2011. The increase was primarily attributable to net income of $19.2 million and unrealized investment appreciation of $7.0 million, net of tax. The increase was somewhat offset by stockholder dividends of $3.8 million.

As of March 31, 2012, under our share repurchase program, which expires in August 2013, we were authorized to purchase an additional 469,879 shares of common stock. We repurchased no shares in the first quarter of 2012.

Measurement of Results
Our consolidated financial statements are prepared on the basis of GAAP. We also prepare financial statements for each of our insurance subsidiaries based on statutory accounting principles that are filed with insurance regulatory authorities in the states where they do business.
Management evaluates our operations by monitoring key measures of growth and profitability. The following provides further explanation of the key measures management uses to evaluate the results:
Premiums written is a statutory measure of our overall business volume. Premiums written is an important measure of business production for the period under review. Net premiums written comprise direct and assumed premiums written, less ceded premiums written. Direct premiums written is the amount of premiums charged for policies issued during the period. For the property and casualty insurance segment there are no differences between direct statutory premiums written and direct premiums written under GAAP. However, for the life insurance segment, deferred annuity deposits (i.e., sales) are included in direct statutory premiums written, whereas they are excluded for GAAP.
Assumed premiums written is consideration or payment we receive in exchange for insurance we provide to other insurance companies. We report these premiums as revenue as they are earned over the underlying policy period. Ceded premiums written is the portion of direct premiums written that we cede to our reinsurers under our reinsurance contracts.

(In Thousands)	Three Months Ended March 31,
	2012	2011
Net premiums written	$179,380	$123,159
Net change in unearned premium	(14,806)	(9,090)
Net change in prepaid reinsurance premium	(3,071)	135
Net premiums earned	$161,503	$114,204
Combined ratio is a commonly used statutory financial measure of property and casualty underwriting performance. A combined ratio below 100.0 percent generally indicates a profitable book of business. The combined ratio is the sum of two separately calculated ratios, the loss and loss settlement expense ratio (the “net loss ratio”) and the underwriting expense ratio (the “expense ratio”).
When prepared in accordance with GAAP, the net loss ratio is calculated by dividing the sum of losses and loss settlement expenses by net premiums earned. The expense ratio is calculated by dividing nondeferred underwriting expenses and amortization of deferred policy acquisition costs by net premiums earned.
When prepared in accordance with statutory accounting principles, the net loss ratio is calculated by dividing the sum of losses and loss settlement expenses by net premium earned; the expense ratio is calculated by dividing underwriting expenses by net premiums written.
Operating income is a commonly used Non-GAAP financial measure of net income excluding realized capital gains and losses and related federal income taxes. Because our calculation may differ from similar measures used by other companies, investors should be careful when comparing our measure of operating income to that of other companies. Management evaluates this measurement and ratios derived from this measurement because we believe it better represents the normal, ongoing performance of our businesses.

(In Thousands Except Per Share Data)	Three Months Ended March 31,
	2012	2011
Net income	$19,184	$5,810
After-tax realized investment gains	(1,816)	(1,724)
Operating income	$17,368	$4,086
Diluted earnings per share	0.75	0.22
Diluted operating income per share	0.68	0.16

Catastrophe losses is a commonly used Non-GAAP financial measure, which utilize the designations of the Insurance Services Office (ISO) and are reported with loss and loss settlement expense amounts net of reinsurance recoverables, unless specified otherwise. According to the ISO, a catastrophe loss is defined as a single unpredictable incident or series of closely related incidents that result in $25.0 million or more in U.S. industry-wide direct insured losses to property and that affect a significant number of insureds and insurers (“ISO catastrophe”). In addition to ISO catastrophes, we also include as catastrophes those events (“non-ISO catastrophes”), which may include U.S. or international losses, we believe are, or will be, material to our operations, either in amount or in number of claims made. Management, at times, may determine for comparison purposes that it is more meaningful to exclude extraordinary catastrophe losses and resulting litigation. The frequency and severity of catastrophic losses we experience in any year affect our results of operations and financial position. In analyzing the underwriting performance of our property and casualty insurance segment, we evaluate performance both including and excluding catastrophe losses. Portions of our catastrophe losses may be recoverable under our catastrophe reinsurance agreements. We include a discussion of the impact of catastrophes because we believe it is meaningful for investors to understand the variability in periodic earnings.

(In Thousands)	Three Months Ended March 31,
	2012	2011
ISO catastrophes	$13,988	$4,165
Non-ISO catastrophes (1)	110	12,065
Total catastrophes	$14,098	$16,230
(1) This number includes international assumed losses.

About United Fire Group, Inc.

Founded in 1946 as United Fire & Casualty Company, United Fire Group, Inc. is engaged in the business of writing property and casualty insurance and life insurance and selling annuities. Our company's net premiums written totaled $179.4 million for the three-month period ended March 31, 2012, and our market capitalization was $456.3 million at March 31, 2012.

Through our subsidiaries, we are licensed as a property and casualty insurer in 43 states, plus the District of Columbia, and we are represented by more than 1,300 independent agencies. Both the United Fire and Mercer Insurance Company pooled groups are rated "A" (Excellent) by A.M. Best Company.

Our subsidiary, United Life Insurance Company, is licensed in 35 states, represented by more than 900 independent life agencies and rated an "A-" (Excellent) by A.M. Best Company.

For more information about United Fire Group, Inc. visit www.unitedfiregroup.com.

Contacts:

Randy A. Ramlo, President/CEO or Dianne M. Lyons, Vice President/CFO, 319-399-5700

Disclosure of forward-looking statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expect(s),” “anticipate(s),” “intend(s),” “plan(s),” “believe(s),” “continue(s),” “seek(s),” “estimate(s),” “goal(s),” “target(s),” “forecast(s),” “project(s),” “predict(s),” “should,” “could,” “may,” “will continue,” “might,” “hope,” “can” and other words and terms of similar meaning or expression in connection with a discussion of future operating, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Part I Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 15, 2012. The risks identified on Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made.

Supplemental Tables

The following table displays our consolidated results of operations for the three-month periods ended March 31, 2012 and 2011.

Income Statement:	Three Months Ended March 31,
(In Thousands)	2012	2011(1)
Revenues
Net premiums written (2)	$179,380	$123,159
Net premiums earned	$161,503	$114,204
Investment income, net of investment expenses	29,146	27,063
Net realized investment gains	2,794	2,653
Other income	256	156
Total Revenues	$193,699	$144,076

Benefits, Losses and Expenses
Losses and loss settlement expenses	$91,484	$76,182
Increase in liability for future policy benefits	10,138	8,182
Amortization of deferred policy acquisition costs	34,551	26,046
Other underwriting expenses	21,994	16,057
Interest on policyholders’ accounts	10,656	10,670
Total Benefits, Losses and Expenses	$168,823	$137,137

Income before income taxes	24,876	6,939
Federal income tax expense	5,692	1,129
Net income	$19,184	$5,810
(1) The information presented for 2011 includes Mercer Insurance Group's results after the March 28, 2011 acquisition date.
(2) The Measurement of Results section of this release defines data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

The following table displays our consolidated financial condition at March 31, 2012 and December 31, 2011.

Balance Sheet:	March 31, 2012	December 31, 2011
(In Thousands)
Total invested assets:
Property and casualty segment	$1,325,793	$1,257,357
Life insurance segment	1,696,391	1,650,651
Total cash and investments	3,096,184	3,052,535
Total assets	3,687,342	3,618,924
Future policy benefits and losses, claims and loss settlement expenses	$2,448,632	$2,421,332
Total liabilities	2,967,952	2,922,783
Net unrealized investment gains, after-tax	$131,401	$124,376
Total stockholders’ equity	719,390	696,141

Property and casualty insurance statutory capital and surplus (1) (2)	$591,357	$565,843
Life insurance statutory capital and surplus (2)	164,320	167,174
(1) Because United Fire & Casualty Company owns United Life Insurance Company, property and casualty insurance statutory capital and surplus includes life insurance statutory capital and surplus and therefore represents our total consolidated statutory capital and surplus.
(2) The Measurement of Results section of this release defines data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

The following tables display our net premiums written by line of business:

Three Months Ended March 31,	2012	2011	2012	2011
(In Thousands)	Excluding Mercer Insurance Group Premiums		Including Mercer Insurance Group Premiums
Net Premiums Written
Commercial lines:
Other liability (1)	$36,119	$30,293	$51,518	$30,293
Fire and allied lines (2)	28,480	25,948	35,565	25,948
Automobile	27,831	24,381	34,834	24,381
Workers’ compensation	19,411	15,239	21,729	15,239
Fidelity and surety	3,727	3,495	3,988	3,495
Miscellaneous	289	226	289	226
Total commercial lines	$115,857	$99,582	$147,923	$99,582

Personal lines:
Fire and allied lines (3)	$5,898	$5,821	$9,275	$5,821
Automobile	4,165	3,961	5,369	3,961
Miscellaneous	150	139	234	139
Total personal lines	$10,213	$9,921	$14,878	$9,921
Reinsurance assumed	1,832	1,223	1,832	1,223
Total	$127,902	$110,726	$164,633	$110,726
(1)“Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(2) “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(3) “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

The following tables display our net premiums earned, losses and loss settlement expenses and loss ratio by line of business:

Three Months Ended March 31,
	2012			2011
		Losses			Losses
		and Loss			and Loss
	Net	Settlement		Net	Settlement
(In Thousands)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$46,120	$22,348	48.5%	$27,929	$11,181	40.0%
Fire and allied lines	31,546	25,842	81.9	23,898	19,668	82.3
Automobile	31,609	23,269	73.6	22,694	13,658	60.2
Workers' compensation	15,609	5,492	35.2	11,638	9,891	85.0
Fidelity and surety	4,297	(44)	(1.0)	4,061	(9)	(0.2)
Miscellaneous	232	1	0.4	203	217	106.9
Total commercial lines	$129,413	$76,908	59.4%	$90,423	$54,606	60.4%

Personal lines
Fire and allied lines	$10,153	$3,618	35.6%	$6,247	$2,199	35.2%
Automobile	5,129	3,136	61.1	3,744	1,863	49.8
Miscellaneous	222	185	83.3	123	2	1.6
Total personal lines	$15,504	$6,939	44.8%	$10,114	$4,064	40.2%
Reinsurance assumed	$1,839	$3,463	188.3%	$1,227	$12,995	NM
Total	$146,756	$87,310	59.5%	$101,764	$71,665	70.4%